Exhibit 99.3

Lumen Announces Expiration and Results of Any and All Cash Tender Offers

for Unsecured 2028 Notes of Lumen and Level 3

DENVER, Nov. 26, 2024 /PRNewswire/ – Lumen Technologies, Inc. (NYSE: LUMN) (the “Company” or “Lumen”) announced today the expiration and results of the cash tender offers (the “Amended Offers”) of Lumen and its indirect, wholly-owned subsidiary Level 3 Financing, Inc. (“Level 3” and, together with Lumen, the “Offerors” and each, an “Offeror”) to purchase any and all of their respective outstanding senior unsecured notes maturing in 2028 identified in the table below (collectively, the “2028 Notes”) pursuant to the terms and subject to the conditions set forth in an Offer to Purchase, dated November 12, 2024, as amended by the Company’s press release dated November 19, 2024 (collectively, as so amended, the “Offer to Purchase”). The Amended Offers expired at 5:00 p.m., New York City time, on November 25, 2024 (such date and time, the “2028 Notes Expiration Time”). Withdrawal rights for the Amended Offers also expired at the 2028 Notes Expiration Time.

The table below sets forth the aggregate principal amount of each series of 2028 Notes that were validly tendered and not validly withdrawn at or prior to the 2028 Notes Expiration Time, according to information received from the tender and information agent for the Amended Offers.

(a) Issuer and Offeror	(b) Title of Notes	(c) CUSIP Numbers(1)	(d) Aggregate Principal Amount Outstanding Prior to the Amended Offers	(e) Amount Tendered (as Percentage of Aggregate Principal Amount Shown in Column (d))	(f) Aggregate Principal Amount of Notes Tendered and Expected to be Accepted	(g) Amended Tender Consideration(2)
Lumen Technologies, Inc.	6.875% Debentures, Series G, due 2028	156686 AM9	$161,817,000	14.89%	$24,094,000	$947.50
Level 3 Financing, Inc.	4.250% Senior Notes due 2028	527298 BR3 / U52783 AW4	$488,098,000	56.41%	$275,334,000	$890.00

(1)	No representation is made as to the correctness or accuracy of the CUSIP numbers listed in column (c) of the table above. They are provided solely for convenience.
(2)

Per $1,000 principal amount of 2028 Notes validly tendered (and not validly withdrawn) and accepted for purchase by the applicable Offeror. Excludes accrued and unpaid interest on such 2028 Notes, which will be paid on the terms and conditions set forth in the Offer to Purchase with respect to the 2028 Notes accepted for purchase by the applicable Offeror as described below.

Subject to the satisfaction or waiver of the conditions to the Amended Offers, prior to the close of business on November 26, 2024 (such date, the “Extended Settlement Date”) the applicable Offerors expect to accept for purchase, and expect to pay for, all 2028 Notes validly tendered (and not validly withdrawn) at or prior to the 2028 Notes Expiration Time (as summarized in column (f) of the table above).

Persons with questions regarding the Amended Offers should contact the lead dealer manager for the Amended Offers, Citigroup Global Markets Inc., by telephone at (800) 558-3745 (toll-free) or at (212) 723-6106 (collect). Global Bondholder Services Corporation is the tender and information agent for the Amended Offers, and may be reached by telephone at (212) 430-3774 (for banks and brokers only) or (855) 654-2014 (toll-free) (for all others), by email at contact@gbsc-usa.com or at the following web address: https://gbsc-usa.com/lumen-level3.

The Amended Offers are being made solely pursuant to the terms and conditions contained in the Offer to Purchase. This press release is neither an offer to purchase nor a solicitation of an offer to sell any 2028 Notes. The Amended Offers are not being made to holders of 2028 Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In any jurisdiction in which the Amended Offers are required to be made by a licensed broker or dealer, the Amended Offers will be deemed to be made on behalf of the applicable Offeror by the applicable dealer manager, or one or more registered brokers or dealers that are licensed under the laws of such jurisdiction.

About Lumen Technologies

Lumen is unleashing the world’s digital potential. We ignite business growth by connecting people, data, and applications – quickly, securely, and effortlessly. As the trusted network for AI, Lumen uses the scale of our network to help companies realize AI’s full potential. From metro connectivity to long-haul data transport to our edge cloud, security, managed service, and digital platform capabilities, we meet our customers’ needs today and as they build for tomorrow.

Forward Looking Statements

Except for historical and factual information, the matters set forth in this release and other oral or written statements of the Offerors identified by words such as “estimates,” “expects,” “anticipates,” “believes,” “plans,” “intends,” “will,” and similar expressions are forward-looking statements as defined by the federal securities laws, and are subject to the “safe harbor” protections thereunder. These forward-looking statements are not guarantees of future results and are based on current expectations only, are inherently speculative, and are subject to a number of assumptions, risks, and uncertainties, many of which are beyond the control of the Offerors. Actual events and results may differ materially from those anticipated, estimated, projected, or implied by the Offerors in those statements if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to: the satisfaction or waiver by the applicable Offeror of all conditions to the Amended Offers; the ability of the applicable Offeror to consummate the Amended Offers; corporate developments that could preclude, impair or delay the consummation of the Amended Offers due to restrictions under the federal securities laws; changes in the credit ratings of the applicable Offeror; changes in the cash requirements, financial position, financing plans or investment plans of the applicable Offeror; changes in general market, economic, tax, regulatory or industry conditions; and other risks referenced from time to time in the filings of Lumen and Level 3 Parent, LLC with the U.S. Securities and Exchange Commission (“SEC”). For all the reasons set forth above and in the SEC filings of Lumen and Level 3 Parent, LLC, you are cautioned not to unduly rely upon any forward-looking statements, which speak only as of the date made. The Offerors undertake no obligation to publicly update or revise any forward-looking statements for any reason, whether as a result of new information, future events or developments, changed circumstances, or otherwise. Furthermore, any information about the applicable Offeror’s intentions contained in any forward-looking statements reflects such Offeror’s intentions as of the date of such forward-looking statement, and is based upon, among other things, existing regulatory, technological, industry, competitive, economic, and market conditions, and their assumptions, as of such date. Either Offeror may change its intentions, strategies, or plans (including its plans expressed herein) at any time and without notice, based upon any changes in such factors, in its assumptions or otherwise.

SOURCE Lumen Technologies

CONTACT: Media Relations Contact: Esmeralda Cameron, esmeralda.cameron@lumen.com, +1 201-839-0712, Investor Relations Contact: Jim Breen, CFA, jim.breen@lumen.com, +1 603-404-7003

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